Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated July 22, 2011, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Orion Energy Systems, Inc. and subsidiaries on Form 10-K for the year ended March 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Orion Energy Systems, Inc. and subsidiaries on Forms S-8 (File No. 333-169611, effective September 28, 2010 and File No. 333-148401, effective December 28, 2007).
/s/ GRANT THORNTON LLP
Milwaukee, Wisconsin
July 22, 2011